Exhibit 10.66

FIRST AMENDMENT TO THE

STILLWATER MINING COMPANY

2012 EQUITY INCENTIVE PLAN

WHEREAS Stillwater Mining Company (the “Company”) previously adopted its 2012 Equity Incentive Plan (the “Plan”) effective February 17, 2012, subject to approval of the stockholders of the Company at the annual meeting of stockholders held on April 26, 2012 (the date of such stockholder approval, the “Effective Date”);

WHEREAS the Company has determined that it is in the best interests of the Company and its stockholders to amend the Plan to limit the definition of Change in Control, and to provide for double-trigger rather than single-trigger vesting of Awards on Change in Control (unless otherwise provided in the Award Agreement).

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective as of November 5, 2013:

Section 1 paragraph 6(b) is revised to read as follows:

(b)	during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened proxy contest, including a consent solicitation relating to an election of directors of the Company and other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section 1(6)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof (except for this purpose, there will not be a Change in Control with respect to a Participant if such Participant is one of the directors whose replacement would otherwise cause this definition to be satisfied); or

Section 10 is revised to read as follows:

Section 10. Change in Control. Except as otherwise provided in an Award Agreement or in an individual agreement between a Participant and the Company, effective as of a Participant’s separation from service with the Company for Good Reason or without Cause within 24 months after the occurrence of a Change in Control: (a) All outstanding Awards held by the Participant (other than Performance Awards as described in Section 10(b)) shall become fully vested and exercisable and all restrictions on such Awards shall immediately lapse, subject to compliance with Section 409A, if applicable, and, in the case of Stock Options and Stock Appreciation Rights, the Participant, in the discretion of the Administrator, (1) shall have the right to exercise such Options and Stock Appreciation Rights or (2) shall be entitled to receive an amount in cash equal to the excess (if any) of (A) the product of (x) the number of shares subject to such Options and Stock Appreciation Rights and (y) the per share consideration paid as of the date of the occurrence of the Change in Control for the shares pursuant the Change in Control, less (B) the aggregate exercise price of such Options and Stock Appreciation Rights,

(b) Each Performance Award shall immediately vest and the holder of such Performance Award shall be entitled to a lump sum cash payment equal to the amount of such Performance Award otherwise payable at the end of the Performance Period as if 100% of the Performance Goals have been achieved. Payment shall be made to Participants within thirty (30) days after the Participant’s separation from service with the Company such Change in Control.